Exhibit 99.1

Oramed Reports Fiscal Third Quarter 2025 Financial Results

Strong Nine-Month Performance Driven by Strategic Investment Portfolio; Total Assets Increase 42% to $220.5 Million

NEW YORK, November 17, 2025 -- Oramed Pharmaceuticals Inc. (Nasdaq/TASE: ORMP), a platform technology pioneer in the field of oral delivery solutions for drugs currently delivered via injection, today announced its unaudited financial results for the nine months ended September 30, 2025.

Nine-Month Period 2025 Financial Highlights:

• Net income (pre-tax) of $65.0 million, compared to a net loss of $6.1 million in the same period last year

• Completed full repayment from Scilex: Received approximately $27 million during the period, bringing total repayment to $100 million and representing full return of principal from the Company's strategic investment

• Strong per-share performance: Basic earnings per share of $1.30; diluted earnings per share of $1.26

• Robust balance sheet growth: Total assets increased 42% from $155.3 million to $220.5 million year-over-year

• Operating expenses: R&D expenses decreased from $4.9 million to $4.4 million; G&A expenses increased from $4.3 million to $5.0 million

The significant improvement in net income was primarily driven by the combination of realized cash returns from Scilex Holding Company (Nasdaq: SCLX) and substantial unrealized fair-value gains from the Company's equity holdings in Alpha Tau Medical Ltd. (Nasdaq: DRTS) and other investments.

Management Commentary

Nadav Kidron, Chief Executive Officer of Oramed, commented: "Our disciplined investment strategy is delivering strong results. The complete $100 million cash repayment from Scilex, combined with substantial unrealized gains from our Alpha Tau position an other investments, has driven our $65 million net income and positioned us with greater financial flexibility to pursue strategic opportunities while advancing our oral drug delivery platform."

About Oramed Pharmaceuticals

Oramed Pharmaceuticals Inc. (Nasdaq/TASE: ORMP) is a platform technology pioneer in the field of oral delivery solutions for drugs currently delivered via injection. Oramed's novel Protein Oral Delivery (POD™) technology is designed to protect drug integrity and increase absorption.
For more information, please visit www.oramed.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, we are using forward-looking statements when we discuss our trial plans, expected returns from our investment portfolio, our growth initiatives, potential partnerships, dividend plans, and our ability to create shareholder value through our diversified approach. These forward-looking statements are based on the current expectations of the management of Oramed only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval; competition from other pharmaceutical or biotechnology companies; market volatility affecting our investment portfolio; our ability to realize expected returns from Scilex and other investments; and our ability to identify and execute partnerships. Except as otherwise required by law, Oramed undertakes no obligation to publicly release any revisions or updates to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Company Contact:

+1-844-9-ORAMED
ir@oramed.com